EXHIBIT 10.3

                               EXCHANGE AGREEMENT


BETWEEN:

1.       Cleopatra's Palace Resorts and Casinos Limited ("CPR&C")

         and

2.       Cleopatra Palace Limited ("CPL").

         Whereas, CPR&C owns certain Negotiable Promissory notes in the aggregate principal amount of Three Million Five Hundred Thousand Dollars (USD3,000,000) issued by NuOasis Resorts Inc. ("Resorts"), copies of which are annexed hereto on Schedule 1 (the "Notes"); and,

         Whereas, CPL wishes to acquire the Notes and to receive newly issued shares of CPR&C's 1.00 pound sterling par value ordinary shares, in exchange for certain investments and assets of CPL, as set forth herein.

         In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, CPR&C and CPL agree as follows:

1.0 On the basis of the representations and warranties herein contained, subject to the terms and conditions set forth herein, in exchange for the Notes, and Nine Hundred Forty Six Thousand, Eight Hundred Seventy Five (946,875) shares of CPR&C 1.00 pound sterling par value shares (the "Shares"), CPL agrees to assign and transfer to CPR&C certain of its assets consisting of (a) CPL's investment in, and receivables due from Cleopatra Cap Gammarth Limited, a company in formation under the laws of Tunisia ("CCGL") in the amount of Two Million Fifty Seven Thousand, One Hundred Forty Dollars (USD2,057,140) along with CPL's rights to CCGL share capital exclusive of ten percent (10%) of CCGL's share capital which shall be retained by CPL (collectively, the rights to all but 10% of the CCGL share capital and the CCGL Receivable shall be referred to herein as the "CCGL Interest"); and (b) its investment in Cleopatra Monastir Limited, a company in formation under the laws of Tunisia ("CML"), in the amount of approximately Three Thousand Dollars (USD3,000) and any rights to CML share capital (collectively, the "CML Interest") along with (c) the receivable due from Belgravia Fund Ltd. ("BFL") in the amount of Sixty Five Thousand Dollars (USD65,000) and
         (d) the receivable due from Pennydome Ltd. ("Pennydome") in the amount of Four Hundred Thousand Dollars (USD400,000).

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2.0      The closing of the exchange contemplated by this Agreement (the
         "Closing" or "Transfer Date") shall occur upon the transfer of the Notes to CPR&C, but shall not be later than 30th September 1998. At the Closing, CPL shall deliver the CCGL Interest, the Belgravia Receivable, the Pennydome Receivable and the CML Interest to CPR&C, and CPR&C shall issue and deliver the Shares to CPL. Notwithstanding the date of Closing, the Effective Date shall be 1st day of July, 1998.

3.0 The parties agree to select a mutually agreeable third party to act as escrowholder ("Escrowholder") and to effect the exchange transaction contemplated through such Escrowholder, through which the parties will deliver the CCGL Interest, the Belgravia Receivable, the Pennydome Receivable and the CML Interest and the Shares.

4.0      CPL hereby represents and warrants to CPR&C that:

         4.1 CPL is a limited liability company validly existing and in good standing under the laws of Ireland, with the power and authority to carry on its business as now being conducted. The execution and delivery of this Agreement and the consummation of the transaction contemplated in this Agreement have been, or will be prior to Closing, duly authorized by all requisite corporate action on the part of CPL. This Agreement has been duly executed and delivered by CPL and constitutes a binding, and enforceable obligation of CPL;

         4.2 No authorization, consent, or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by CPL in connection with the execution, delivery, or performance of this Agreement, or if required, CPL has or will obtain same prior to Closing;

         4.3 CPL is not a defendant or a plaintiff against whom a counterclaim has been made or reduced to judgement, in any litigation or proceedings before any local, state or U.S. government, or any department, board, body or agency thereof, which could result in a claim against the Notes;

         4.4 This Agreement has been duly executed by CPL, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgement, order or decree to which CPL is a party or to which CPL is subject.

5.0 All obligations of CPR&C and CPL under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

         5.1 CPR&C shall have issued and delivered the Shares to the Escrowholder.

         5.2 CPL shall have taken all action necessary to assign and deliver all documents necessary to effect the transfer to CPR&C of the CCGL Interest, the Belgravia Receivable, the Pennydome Receivable and the CML Interest to Escrowholder.

         5.3 All instruments and documents delivered to CPR&C and CPL pursuant to the provisions of this Agreement shall be satisfactory to CPR&C and CPL and their legal counsel.

6.0 CPR&C and CPL each represent that, by virtue of their respective business activities and economic bargaining power or otherwise, they have been able to conduct their own due diligence and have had access to or have been furnished with, prior to or concurrently with the execution hereof, the information which they consider to be adequate to make a decision to exchange the CCGL Interest, the Belgravia Receivable, the Pennydome Receivable and the CML Interest for the Shares.

7.0 The officers of CPR&C and CPL executing this Agreement are duly authorized to do so and each party has taken all action required by law or otherwise to properly and legally execute this Agreement.

8.0 Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

         To CPR&C:           Cleopatra's Palace Resorts and Casinos Limited
                             21 Aylmer Place
                             Aylmer Road
                             London, England N2 OPE
                             Telephone:       +181 340-4646
                             Facsimile:       +181 340-6100

         To CPL:             Cleopatra Palace Limited
                             c/o Flat 2, Chartwell House
                             80 Wimbledon Parkside
                             London SW19 5LN, ENGLAND

         or to any other address which may hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt.

9.0 This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

10.0 If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

11.0 None of the parties hereto may assign this Agreement without the express written consent of the other parties and any approved assignment shall be binding on and inure to the benefit of such successor or, in the event of death or incapacity, on assignor's heirs, executors, administrators and successors.

12.0 This Agreement has been negotiated and is being contracted for in England and shall be governed by the laws of England, notwithstanding any conflict-of-law provision to the contrary.

13.0 If any legal action or other preceding (non-exclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of a dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney's fees (including for appeals and collection) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

14.0 Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

15.0 At any time, and from time to time after the Closing, each party hereto will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to the Shares, the Notes, the CCGL Interest, the Belgravia Receivable, the Pennydome Receivable and the CML Interest to be transferred hereunder, or otherwise to carry out the intent and purposes of this Agreement.

16.0 Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to Closing, this Agreement may be amended by a writing signed by all parties hereto.

17.0 The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

18.0 A facsimile, telecopy or other reproduction of this instrument may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.


SIGNED AS A DEED FOR AND ON BEHALF OF
Cleopatra's Palace Resorts and Casinos Limited



By:   /s/ Grosvenor Administration Limited
          Authorised signature(s)

Effective the 1st day of July, 1998

SIGNED AS A DEED FOR AND ON BEHALF OF
Cleopatra Palace Limited



By:   /s/ Fred G. Luke
          Authorised signature(s)

Effective the 1st day of July, 1998